Exhibit 19.1

ARKO PETROLEUM CORP.

Special Trading Procedures for Insiders

To further help ensure compliance with federal and state securities laws that prohibit trading in securities on the basis of material non-public information, ARKO Petroleum Corp. (the “Company”) has adopted these Special Trading Procedures for Insiders (“Trading Procedures”) as an addendum to the Company’s Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”). These Trading Procedures are in addition to and supplement the Insider Trading Policy, which is distributed and applies to all directors, officers, and employees, as well as to certain designated consultants and contractors of the Company.

A. SCOPE

These Trading Procedures regulate trading in the securities of the Company and, for so long as the Company remains a subsidiary thereof, ARKO Corp., a Delaware corporation (each, an “ARKO Company” and collectively, the “ARKO Companies”) by: (i) all directors and executive officers of the Company and its subsidiaries; (ii) those persons working in the Company’s and its subsidiaries’ finance, accounting and legal departments; (iii) certain other employees designated from time to time by the Company’s General Counsel; and (iv) certain of the Company’s and its subsidiaries’ consultants and contractors, in each case designated from time to time by the Company’s General Counsel, who in the ordinary course of the performance of their consulting and contracting duties may have access to material, nonpublic information regarding any of the ARKO Companies (collectively, the persons described in the preceding clauses (i) through (iv) are referred to as “Insiders”). These Trading Procedures also apply to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):

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an Insider’s spouse, child, parent, significant other or other family member, in each case, living in the same household;
•
all trusts, family partnerships and other types of entities formed for the benefit of the Insider or the Insider’s family members over which the Insider has the ability to influence or direct investment decisions concerning securities;
•
all persons who execute trades on behalf of the Insider; and
•
all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which the Insider has the ability to influence or direct investment decisions concerning securities; provided, however, that these Trading Procedures shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws, and the Insider has included such entity on the Insider’s signed acknowledgment in the attached form.

Insiders are responsible for ensuring compliance with these Trading Procedures and the Insider Trading Policy by their respective Affiliated Persons. Unless the context otherwise requires, references to “Insiders” in these Trading Procedures refer collectively to Insiders and their respective Affiliated Persons.

These Trading Procedures apply to any and all transactions in the ARKO Companies’ securities, including common stock, options to purchase common stock, any other securities that an ARKO Company may issue (such as preferred stock, convertible and non-convertible notes, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any ARKO Company securities or an opportunity, direct or indirect, to profit from any change in the value of an ARKO Company’s securities. References to the “securities” of the Company shall include the securities of the Company and securities of ARKO Corp., a Delaware corporation, for so long as the Company remains a subsidiary thereof.

Following termination of a person’s status as an Insider, such Insider and such Insider’s Affiliated Persons shall remain subject to the special trading restrictions set forth in these Trading Procedures with regard to each ARKO Company until the later of: (1) after market close on the second trading day following the public release of earnings for the fiscal quarter in which such termination occurs of the applicable ARKO Company and (2) the close of trading on the second trading day after any material nonpublic information of the applicable ARKO Company known to such Insider has become public or is no longer material; provided that, for the avoidance of doubt, termination of a person’s status as an Insider hereunder does not automatically terminate such person’s obligations under ARKO Corp.’s similarly titled insider trading policy and related special trading restrictions, each such policy is distinct and the determination of status and associated obligations under each such policy shall be made independently of the other.

B. SPECIAL TRADING RESTRICTIONS APPLICABLE TO INSIDERS

Please see the Insider Trading Policy for a description of prohibited activities applicable to all directors, executive officers, employees and designated consultants and contractors of the Company, including Insiders. In particular, no Insider may trade in any type of securities of the ARKO Companies if such Insider is in possession of material, nonpublic information about any ARKO Company, unless the trade is effected under a pre-approved Rule 10b5-1 Plan (as defined below), which has otherwise been entered into in compliance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This prohibition applies even if such Insider receives pre-clearance and the transaction would occur during a trading window in accordance with these Trading Procedures.

Please see the Insider Trading Policy for a discussion of what constitutes “insider trading” as well as “material” and “nonpublic” information. Any Insiders who are unsure whether the information that they possess is material or nonpublic should consult the Compliance Officer (as defined below) for guidance.

In addition to the restrictions on trading in ARKO Companies securities set forth in the Insider Trading Policy, Insiders are subject to the following special trading restrictions:

1. No Trading Except During Trading Windows

The announcement of an ARKO Company’s annual and quarterly financial results almost always has the potential to have a material effect on the market price of such ARKO Company’s securities. Although an Insider may not know the financial results prior to public announcement, if an Insider trades in such ARKO Company’s securities during the period shortly prior to the end of an annual or quarterly period and prior to the disclosure of the financial results for such period, then such trades may give an appearance of impropriety that could subject the Insider and such ARKO Company to allegations of insider trading. Therefore, subject to limited exceptions, Insiders may trade in the applicable ARKO Company’s securities only during four quarterly trading windows described below, and then only after obtaining pre-clearance from the Compliance Officer in accordance with the procedures set forth below. Unless otherwise advised by the Compliance Officer, the four trading windows consist of the periods that begin after market close on the second trading day following the applicable ARKO Company’s issuance of a press release (or other method of broad, non-exclusionary public dissemination) announcing its quarterly or annual earnings and end at the close of business on the 10th day before the end of the then-current quarter. Insiders may transact in the applicable ARKO Company’s securities outside of a trading window only (a) pursuant to a pre-approved Rule 10b5-1 Plan as described in Section D of these Trading Procedures or (b) in limited circumstances in accordance with the procedure for waivers described in Section E of these Trading Procedures.

2. All Trades Must be Pre-Cleared by the Compliance Officer.

No Insider may trade in any ARKO Company securities unless the trade has been approved in advance by the Compliance Officer in accordance with the procedures set forth below. The Company has designated Maury Bricks, the Company’s General Counsel, as its insider trading compliance officer (the “Compliance Officer”). The Compliance Officer will review and either approve or prohibit all proposed trades by Insiders in accordance with the procedures set forth in Section C below. The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for his or her own trades from Arie Kotler, Chief Executive Officer. If you are unable to contact the Compliance Officer, or if you do not feel you can discuss the matter with the Compliance Officer, then you may contact Arie Kotler, Chief Executive Officer, who shall be the alternate Compliance Officer (the Compliance Officer and the alternate Compliance Officer are collectively referred to as the “Compliance Officer” in these Trading Procedures).

3. No Short Sales.

No Insider may sell any securities of an ARKO Company that are not owned by such Insider at the time of the sale.

4. No Purchases or Sales of Derivative Securities or Hedging Transactions Without Pre-Approval.

No Insider may buy or sell puts, calls, other derivative securities of any ARKO Company or any derivative securities that provide the economic equivalent of ownership of any ARKO Company securities or an opportunity, direct or indirect, to profit from any change in the value of an ARKO Company’s securities or engage in any other hedging transaction with respect to an ARKO Company’s securities, unless such transaction has been approved by the Audit Committee of the Board of Directors. Any request for approval of any such transaction by an Insider must be submitted to the Audit Committee in writing at least two (2) weeks prior to the proposed execution of the transaction or operative documents in respect of the transaction. Any such request submitted by an Insider will be considered by the Audit Committee on a case-by-case basis and, if permitted, shall be subject to all of the other restrictions on trading in the ARKO Companies’ securities set forth in these Trading Procedures and the Insider Trading Policy.

5. No ARKO Company Securities Subject to Margin Calls.

No Insider or such Insider’s Affiliated Persons may purchase the ARKO Companies’ securities on margin or hold such securities in a margin account. Such persons or entities who have purchased the ARKO Companies’ securities on margin or hold such securities in margin accounts must unwind such margin arrangements or remove such securities from such accounts.

6. No Pledges by Insider Without Pre-Notification.

No Insider may pledge any ARKO Company securities as collateral for a loan (or modify an existing pledge) unless prior written notice of the pledge has been provided to the Company’s General Counsel. Any notice of such a pledge by an Insider must be submitted to the General Counsel in writing at least three (3) business days prior to the proposed execution of documents evidencing the proposed pledge. Any such notice submitted by an Insider shall provide a brief description of the pledge and shall detail: (i) the beneficial ownership of the pledged securities; (ii) the pecuniary interests in the pledged securities; (iii) voting rights in the pledged securities; and (iv) dispositive rights in the pledged securities, in each case resulting from the pledge. The securities subject to such a pledge by an Insider shall be subject to all of the other restrictions on trading in the ARKO Companies’ securities set forth in these Trading Procedures.

7. Distributions, Gifts and Other Transfers for No Consideration are Subject to Same Restrictions as All Other Securities Trades.

All gifts and other transfers of ARKO Companies securities without consideration (e.g., a partnership distribution) are subject to the pre-clearance procedures described in Section C. Additionally, no Insider may gift or otherwise transfer any ARKO Company securities without consideration other than during a trading window, as described in Section B.1, and provided that such Insider does not then possess material nonpublic information about the ARKO Companies; provided, that, subject to the pre-clearance procedures described in Section C, an Insider may effect a bona fide gift of ARKO Companies securities other than during such times if the facts reasonably demonstrate that the recipient of the gifted securities will not sell such securities until such time as such Insider would be permitted to effect a sale under these Trading Procedures.

C. PRE-CLEARANCE PROCEDURES

Procedures. No Insider may transact in ARKO Companies securities until:

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The Insider has notified the Compliance Officer of the amount and nature of the proposed transaction(s) using the Stock Transaction Request form attached to these Trading Procedures. In order to provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act (“Section 16”), a Stock Transaction Request form should, if practicable, be received by the Compliance Officer at least two (2) business days prior to the intended trade date;
•
The Insider has certified to the Compliance Officer in writing prior to the proposed transaction(s) that the Insider is not then in possession of material, nonpublic information concerning the ARKO Companies;
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The Insider has informed the Compliance Officer whether, to the Insider’s best knowledge, (a) the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), and whether the proposed transaction meets all of the applicable conditions of Rule 144; and
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The Compliance Officer or his or her designee has approved the transaction(s) and has delivered such approval in writing. Such approval may be made via digitally-signed electronic mail.

The Compliance Officer does not assume the responsibility for, and approval from the Compliance Officer does not protect the Insider from, the consequences of prohibited insider trading.

Additional Information. Insiders shall provide to the Compliance Officer any documentation and other information reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will constitute grounds for denial of approval by the Compliance Officer.

No Obligation to Approve Transactions. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any transaction requested by an Insider. The Compliance Officer may reject any transaction request at his or her sole discretion, including, without limitation, in the event that material nonpublic information concerning the company is known by only a few directors or executives. So long as the event remains material and nonpublic, the Compliance Officer may determine not to approve any transactions in the ARKO Companies’ securities. If an Insider requests clearance to transact in the ARKO Companies’ securities during the pendency of such an event, the Compliance Officer may reject the transaction request without disclosing the reason.

Completion of Trades. After receiving written clearance to engage in a transaction signed by the Compliance Officer, an Insider must complete the proposed transaction within two (2) business days or make a new transaction request.

Post-Trade Reporting. Any transactions in the ARKO Companies’ securities by an Insider (including bona fide gifts and transactions effected pursuant to a Rule 10b5-1 Plan) must be reported to the Compliance Officer by completing the “Confirmation of Transaction” section of the Stock Transaction Request form attached to these Trading Procedures on the same day in which such a transaction occurs. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 that these persons generally must report transactions in Company securities within two (2) business days following a given transaction. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

Each report an Insider makes to the Compliance Officer should include the date of the transaction, quantity of shares, share price information and the identity of the broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such Insider’s broker send) duplicate confirmations of trades to the Compliance Officer if such information is received by the Compliance Officer on or before the required date. This requirement is in addition to any required notification that the Company receives from the broker who completes the trade.

Broker Requirements For Insiders Subject to Section 16. The timely reporting of transactions requires tight interface with brokers handling transactions for Insiders subject to Section 16. A knowledgeable, alert broker can also serve as a gatekeeper, helping to ensure compliance with our pre-clearance procedures and helping prevent inadvertent violations. Therefore, in order to facilitate timely compliance by the directors and executive officers of the Company with the requirements of Section 16, brokers for such persons need to comply with the following requirements:

• not to enter any order (except for orders under pre-approved 10b5-1 trading plans) without first verifying with the Company that the appliable Insider’s transaction was pre-cleared and complying with the brokerage firm’s compliance procedures (e.g., Rule 144); and

• to report before the close of business on the day of the execution of the transaction to the Company by telephone and in writing via e-mail to the Compliance Officer, the complete (i.e., date, type of transaction, number of shares and price) details of every transaction involving the Company’s stock, including gifts, transfers, pledges and all 10b5-1 transactions.

Because it is the legal obligation of the trading person to cause any filings on Form 3, Form 4, Form 5 or Form 144 (or as may otherwise be required) to be made, Insiders subject to such filing requirements are strongly encouraged to confirm with their respective brokers, following any transaction, that he or she has telephoned and e-mailed the required information to the Company.

D. EXEMPTIONS

10b5-1 Trading Plans. Notwithstanding the prohibition against insider trading, Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) provides an affirmative defense against allegations of insider trading under Rule 10b-5. A person subject to these Trading Procedures can rely on this defense and transact in the ARKO Companies’ securities, regardless of their awareness of inside information, if the transaction occurs pursuant to a pre-arranged written trading plan with another person, instructing that other person to purchase or sell the ARKO Companies’ securities for the benefit of the person subject to these Trading Procedures, provided that the pre-arranged written trading plan was entered into when such person was not in possession of material nonpublic information and otherwise complies with the requirements of Rule 10b5-1 (such a compliant trading plan, a “10b5-1 trading plan”). A 10b5-1 trading plan is a binding, written contract, instruction or plan between a person and that person’s broker that: (i) specifies the price, amount, and date of trades to be executed for such person’s account in the future; or (ii) provides a written formula or algorithm, or computer program, that the broker will follow to determine the amount, price and timing of the ARKO Companies’ securities to be purchased or sold; or (iii) did not permit such person to exercise any subsequent influence over how, when, or whether the purchases or sales are made, provided that any person who does exercise such influence must not be in possession of material nonpublic information.

Conditions for Entry Into 10b5-1 Trading Plans. Any 10b5-1 trading plan must be entered into (i) in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 and (ii) at a time when a person is not in possession of material nonpublic information about the ARKO Companies or the securities subject to such plan. With respect to any person subject to Section 16, the 10b5-1 trading plan must also include a representation by such person certifying to such conditions in the preceding sentence. In addition to the condition that a 10b5-1 trading plan be entered into in good faith, Rule 10b5-1 requires that the applicable person continue to act in good faith with respect to the 10b5-1 trading plan during its duration.

No Insider may enter into a 10b5-1 trading play outside of a trading window, as described above. In addition, a 10b5-1 trading plan must not permit any Insider to exercise any subsequent influence over how, when, or whether the purchases or sales are made. Entering into or altering a corresponding or hedging transaction or position with respect to the securities under a 10b5-1 trading plan is likewise prohibited.

Pre-Clearance of New 10b5-1 Trading Plans. Each Insider must pre-clear with the Compliance Officer his or her proposed 10b5-1 trading plan at least five business days prior to the entry into such plan. The Compliance Officer reserves the right to withhold preclearance of any 10b5-1 trading plan that the Compliance Officer determines is not consistent with the rules regarding such plans. Notwithstanding any pre-clearance of a 10b5-1 trading plan, the Company assumes no liability for the consequences of any transaction made pursuant to such plan.

Transactions effected pursuant to a pre-cleared 10b5-1 trading plan will not require further pre-clearance at the time of the transaction if such plan complies with the plan requirements set forth in Rule 10b5-1.

Amendment, Modification or Termination of 10b5-1 Trading Plans. Any Insider’s amendment or modification of a 10b5-1 trading plan must occur at a time during which such Insider is not aware of any material nonpublic information and must comply with the requirements of the rules regarding 10b5-1 trading plans, including, if applicable, a new cooling off period as described below. Any modification of a pre-approved 10b5-1 trading plan by an Insider must take place during a trading window. In addition, any amendment or modification of a pre-approved 10b5-1 trading plan by an Insider requires pre-clearance by the Compliance Officer. Additionally, any termination of a 10b5-1 trading plan by a person subject to Section 16 must be promptly communicated to the Compliance Officer.

Cooling-off Periods for Trades under 10b5-1 Trading Plans. No trades may occur under a 10b5-1 trading plan until the expiration of the applicable cooling-off period described below. The applicable cooling-off period depends on the status of the person.

• Insiders subject to Section 16: the cooling-off period ends on the later of (x) ninety (90) days after adoption of the 10b5-1 trading plan and (y) two (2) business days following disclosure of the applicable ARKO Company’s financial results in a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K covering the fiscal quarter in which the plan was adopted or modified, but in no event later than one hundred twenty (120) days after adoption of the plan.

• All Insiders other than those subject to Section 16: the cooling-off period ends thirty (30) days after adoption of the 10b5-1 trading plan.

A new cooling-off period is required following the entry into a new 10b5-1 trading plan. Additionally, a new cooling-off period applies subsequent to any of the following modifications to an existing 10b5-1 trading plan, each of which will be considered the termination of such existing plan and the entry into a new 10b5-1 trading plan: any modification or change to the amount, price, or timing of the purchase or sale of the securities (which includes a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of the securities) underlying a 10b5-1 trading plan as well as any modification, such as the substitution or removal of a broker that is executing trades pursuant to a 10b5–1 trading plan, that changes the price or date on which purchases or sales are to be executed.

Prohibition on Multiple Outstanding 10b5-1 Trading Plans. Subject to limited exceptions set forth in Rule 10b5-1, a person entering into a 10b5-1 trading plan must have no outstanding 10b5-1 trading plans for purchases or sales of the ARKO Companies’ securities on the open market (and shall not subsequently enter into any additional such plan). An Insider who desires to have more than one effective 10b5-1 trading plan should discuss with the Compliance Officer whether there is an exception that would permit having more than one plan.

Disclosure of 10b5-1 Trading Plans. The Company will disclose certain information regarding 10b5-1 trading plans and any “non-Rule 10b5–1 trading arrangement” (as defined in Item 408 of Regulation S-K ) entered into, terminated or modified by Insiders subject to Section 16 in the Company’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K during the fiscal quarter covered by the applicable report, such as the date of the plan or arrangement’s adoption, the duration of such plan or arrangement and the number of the Company’s securities to be purchased or sold under such plan or arrangement; provided, that, no disclosure shall be made with respect to pricing terms of such plan or arrangement. All Insiders subject to Section 16 must cooperate with the Company to provide any necessary information related to such disclosure.

All Insiders subject to Section 16 must take special care to ensure that transactions under a 10b5-1 trading plan are timely reported on Form 4 within two business days after the execution of an applicable transaction. Forms 4 and 5 include a mandatory checkbox indicating whether the transaction reportable thereunder was intended to satisfy the affirmative defense conditions under a 10b5-1 trading plan. Therefore, for Insiders subject to Section 16, a transaction executed according to a 10b5-1 trading plan is not permitted unless the 10b5-1 trading plan requires that your broker notify the Company before the close of business on the day of the execution of the transaction.

Employee Benefit Plans.

1. Exercise of Stock Options. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the exercise of stock options pursuant to the Company’s stock plans where no ARKO Company common stock is sold in the market to fund the option exercise price or related taxes (i.e., a net exercise or where cash is paid to exercise the option) or to the exercise pursuant to which a person has elected to have the applicable ARKO Company withhold shares subject to an option to satisfy tax withholding requirements. The trading restrictions do apply, however, to subsequent sales of any such stock received upon the exercise of options in which the proceeds are used to fund the option exercise price or related taxes.

2. Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the vesting of shares of restricted stock or the settlement or vesting of restricted stock units or the exercise of a tax withholding right pursuant to which the award recipient elects to have the applicable ARKO Company withhold shares of stock to satisfy tax withholding requirements upon vesting of restricted stock or upon vesting or settlement of restricted stock units to satisfy applicable tax withholding requirements. The trading prohibitions and restrictions set forth in these Trading Procedures do apply, however, to any market sale of shares received upon any such settlement or vesting.

3. Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the ARKO Companies’ securities pursuant to the employees’ advance instructions under the Company’s Employee Stock Purchase Plan, if any. However, no Insider may: (a) elect to participate in the plan or alter his or her instructions regarding the level of withholding or purchase by the Insider of ARKO Companies securities under such plan; or (b) make cash contributions to such plan (other than through periodic wage withholding) without complying with these Trading Procedures. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of these Trading Procedures.

E. WAIVERS

A waiver of any provision of these Trading Procedures in a specific instance may be authorized in writing by the Compliance Officer, his or her designee or the Audit Committee of the Board of Directors, and any such waiver shall be reported to the Company’s Board of Directors.

F. ACKNOWLEDGMENT

In addition to the Insider Trading Policy, these Trading Procedures will be delivered to all current Insiders and to all new Insiders at the start of their employment or relationship with the Company. Upon first receiving a copy of these Trading Procedures, each Insider must acknowledge that he or she has received a copy and agrees to comply with the terms of these Trading Procedures and the Insider Trading Policy. Such Insider shall return the acknowledgment attached hereto within ten (10) days of receipt to the Compliance Officer at:

Compliance Officer
ARKO Petroleum Corp.
8565 Magellan Parkway, Suite 400
Richmond, VA 23227-1150

or by such other method as proscribed by the Company, which may be through the Company’s HR portal.

This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy or these Trading Procedures, and to issue any necessary stop-transfer orders to the ARKO Companies’ transfer agent to ensure compliance.

Insiders will be required upon the Company’s request to re-acknowledge and agree to comply with these Trading Procedures and the Insider Trading Policy (including any amendments or modifications). For such purpose, an Insider will be deemed to have acknowledged and agreed to comply with these Trading Procedures and the Insider Trading Policy when copies of such items have been delivered to the Insider by regular or electronic mail (or other delivery option used by the Company, including the Company’s HR portal) by the Compliance Officer or his or her designee, unless the Insider objects in a written statement received by the Compliance Officer within two (2) business days of such delivery.

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Failure to observe these Trading Procedures and the Insider Trading Policy may have significant legal consequences and may have other serious consequences, including termination of employment. Questions regarding these Trading Procedures or the Insider Trading Policy are encouraged and may be directed to the Compliance Officer.

Updated and adopted as of February 11, 2026.

ACKNOWLEDGMENT

I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”) and the Special Trading Procedures for Insiders (the “Trading Procedures”) of ARKO Petroleum Corp. (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures by all of my “Affiliated Persons”.

I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy or the Trading Procedures, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of any ARKO Corp. or Company securities in a transaction that the Company considers to be in contravention of the Insider Trading Policy or the Trading Procedures.

Date:	Signature:

Name:

Title:

S T O C K T R A N S A C T I O N R E Q U E S T

Pursuant to ARKO Petroleum Corp.’s Special Trading Procedures for Insiders (the “Trading Procedures”), I hereby notify ARKO Petroleum Corp. (the “Company”) of my intent to trade the securities of ARKO Corp. or ARKO Petroleum Corp. as indicated below:

REQUESTER INFORMATION Insider’s Name: _________________________________________

INTENT TO PURCHASE Applicable Company (circle): ARKO Corp. ARKO Petroleum Corp. Number of shares: __________________________ Intended trade date: __________________________
Means of acquiring shares:	☐	Acquisition through employee benefit plan (please specify): _____________________________
	☐	Purchase through a broker on the open market
	☐	Other (please specify): ___________________________________________________________

INTENT TO SELL Applicable Company (circle): ARKO Corp. ARKO Petroleum Corp. Number of shares: __________________________ Intended trade date: __________________________
Means of selling shares:	☐	Sale through employee benefit plan (please specify): _____________________________
	☐	Sale through a broker on the open market
	☐	Other (please specify): ___________________________________________________________

CERTIFICATION

I hereby certify that (1) I am not in possession of any material, nonpublic information concerning the Company, as defined in the Company’s Statement of Company Policy on Insider Trading and Disclosure, and (2) I am not purchasing any securities of the Company on margin in contravention of the Company’s Trading Procedures. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company including termination.

Insider’s Signature	Date

AUTHORIZED APPROVAL
Signature of Compliance Officer (or designee)	Date

CONFIRMATION OF TRANSACTION I hereby confirm that the transaction(s) requested above was (were) executed as follows:
☐	Purchase of shares: *Number of shares:	_______	Price per share:	_______	Date and approximate time of purchase:	_______
☐	Sale of shares: *Number of shares:	_______	Price per share:	_______	Date and approximate time of sale:	_______

	Insider’s Signature				Date

Signature Date

*NOTE: Multiple lots must be listed on separate forms or broken out herein.